Exhibit 10.4

This SERVICE AGREEMENT (this “Agreement”) is made as of 5th of July, 2022, by and between Raphael Pharmaceutical INC. (the “Company”),, and DR. IGAL LOURIA HAYON (the “CTO”/so called “IGAL”).

RECITALS

WHEREAS, the Company desires to engage IGAL to be the Chief Technology officer (so called: “CTO”) & DIRECTOR of the company, and IGAL desires to be the CTO & board Member on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Appointment of IGAL to be CTO & DIRECTOR; Relationship of Company and IGAL.

Igal shall provide technological operational support services to the Company, as hereinafter provided. Igal, at all times, shall be independent of the Company. Nothing contained herein shall be deemed to make or render the Company a partner, co-venturer or other participant in the business or operations of Igal, or in any manner to render Company liable, as principal, surety, guarantor, and agent or otherwise for any of the debts, obligations or liabilities of Igal. Similarly, nothing contained herein shall be deemed to make or render Igal a partner, co-venturer or other participant in the business or operations of the Company, or in any manner to render Igal liable, as principal, surety, guarantor, and agent or otherwise for any of the debts, obligations or liabilities of Company.

2. Services Descriptions.

Commencing on the date of this Agreement, Igal will provide, supply and render such services, advices and operational support services as are necessary to provide service to the Company and, as more specifically described below, shall:

a.	Serve as the Chief Technology Officer & Director of the company.

b.	Represent the company in the Stock Exchange & the SEC in all Technology maters.

c.	Give the company Medical Advice Services & also sit as a member of its Medical Committee.

d.	Represent the company in any Health Ministry Country around the world such as the USA FDA & ISRAELI HEALTH MINISTRY.

It	should be noted that Igal services to the company will not be contradict or in any conflict of interest to his work in Rambam Health Care Campus.

3. Obligations of the Company.

Igal is the head of the scientific bord and will have the right for final scientific decision,

including but not limited to appointing the scientific bord members, hiring other consulting or CRO services by the company.

Prior to the expiration of this Agreement, the Company shall provide Igal with true and correct information relating to all functions for which Igal has responsibility hereunder, and shall not take any action to interfere with Igal’s performance of its duties hereunder.

4. Location.

During the term of this Agreement, the business of the Company will be serviced by Igal from the company’s office in Haifa, Israel or any other location selected by the company and is agreed by Igal.

5. Compensation.

a.	Base Compensation

While Igal is employed by the Company hereunder and as otherwise provided in this Agreement, the Company shall pay Igal a monthly fee in the amount of $12,000+expenses related to his science work payable in advance, with the first payment being due and payable on January 1st , 2023, and each succeeding payment being due and payable on the first day of each succeeding calendar quarter during the term of this Agreement. The parties agreed that until December 2022 (include) Igal’s Service Fee will remain $9,000 +expenses per month.

b.	Benefits:

*The company will grant Igal 999,000 Warrants at an execution price of $0.01 per Warrant. Igal will be able to execute his warrants within two years from the signing date of this agreement.

*In addition to the CTO capacity as the Company’s R&D consultant for medical Cannabis at the Rambam medical Center, the company appoints Igal to be the company’s COVID-19 project manager. The parties agreed that the Project manager will be paid in addition to the above considerations, 15% of the net Royalties income that the company will get for its Medical Cannabis CBD Oil indications sold worldwide for the treatment of COVID-19 patients, and 15% of the net Royalties income that the company will get for its medical cannabis indication molecules based, for treating Rheumatoid Arthritis (RA)

It should be noted that IGAL will be granted additional 350,000 warrants at $0.01 cost in case the company will apply for any clinical trial of cannabis based treatment, or will begin any other new cannabis related research.

It should be noted that the compensation will be changed in the future according to the Board of Directors of the company decisions, in such a way as it can increase the amount of fee and/or grant Igal other benefits.

*The company will take care to insure the board of Directors in a suitable Policy, 45 days after it will start to be a traded company.

6. Term of Agreement; Termination of Rights.

(a) The term of this Agreement shall commence on its execution, and expire, unless terminated or extended in writing, on December 31, 2023. Upon termination of this Agreement, all books and records relating to the operation of the Business shall be immediately returned to the Company. Notwithstanding the foregoing, the Company or Igal may terminate this Agreement prior to the expiration of its term upon one hundred & twenty (120) days advance notice and the payment to Igal of a termination fee equal to three years the fee paid or payable to Igal pursuant to Paragraph 5 herein for the remaining this Agreement.

(b) Company may, at its option, upon ten (10) days’ written notice terminate this Agreement (if such default is not cured within such ten (10) day period or such longer period as required to effect a cure if a cure is commenced within 10 days and diligently prosecuted): (i) if Igal shall violate any material provision of this Agreement; (ii) if Igal shall violate or be in material breach of any provision, representation, warranty, covenant or undertaking herein; or (iii) if Igal (a) makes an assignment for the benefit of creditors, (b) is adjudicated a bankrupt, (c) files or has filed against it any bankruptcy, reorganization, liquidation or similar petition or any petition seeking the appointment of a receiver, conservator or other representative, or (d) proposes a composition arrangement with creditors. The date on which this Agreement is terminated pursuant to Section 6(a) above or this Section 6(b) is hereinafter referred to as the “Expiration Date”.

(c) Igal may, at his option, upon ten (10) days’ written notice terminate this Agreement (if such default is not cured within such ten (10) day period or such longer period as required to effect a cure if a cure is commenced within 10 days and diligently prosecuted): (i) if Company shall violate any material provision of this Agreement; (ii) if Company shall violate or be in material breach of any provision, representation, warranty, covenant or undertaking herein; or (iii) if Company (a) makes an assignment for the benefit of creditors, (b) is adjudicated a bankrupt, (c) files or has filed against it any bankruptcy, reorganization, liquidation or similar petition or any petition seeking the appointment of a receiver, conservator or other representative, or (d) proposes a composition arrangement with creditors. The date on which this Agreement is terminated pursuant to Section 6(a or b) above or this Section 6(c) is hereinafter referred to as the “Expiration Date”.

7. Indemnification.

(a) Company shall indemnify, defend and hold harmless Igal and its affiliates, their respective shareholders, officers, directors, employees, and agents, against and in respect of any and all Losses arising out of or due to the operation of the Business by Company, its affiliates, agents, servants and/or employees prior to the commencement of the term of this Agreement. The obligations set forth in this Section 6(b) shall survive for a period of ten (10) year following the Expiration Date.

8. Additional Provisions.

(a) This Agreement sets forth the entire understanding and agreement among the parties hereto with reference to the subject matter hereof and may not be modified, amended, discharged or terminated except by a written instrument signed by the parties hereto.

(b) This Agreement shall be governed by, and construed in accordance with, the laws of the State of ISRAEL applicable to agreements made, delivered and to be performed within such State.

(c) This Agreement may not be assigned by Company or Igal.

(d) All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by each of the parties hereto and their respective successors and assigns.

(e) If any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement, all of which shall remain in full force and effect.

(f) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

(g) The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Service Agreement as of the date first above written.

Signed this 5th day of July, 2022.

/s/ Shlomo Pilo		/s/ Igal Louria Hayon

COMPANY		CHIEF TECHNOLOGY OFFICER

by:	SHLOMO PILO, CEO	by:	Dr. Igal Louria Hayon

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